Exhibit 99.1

NV5 Acquires 200-Person, Southeastern Infrastructure Company, CALYX Engineers and Consultants

Hollywood, FL – August 24, 2018 - NV5 Global, Inc. (Nasdaq: NVEE) (“NV5” or the “Company”), a professional and technical engineering and consulting solutions provider ranked #54 in Engineering News-Record Top 500, announced today the acquisition of CALYX Engineers and Consultants, Inc., a 200-person infrastructure and transportation firm headquartered in Cary (Raleigh), NC. The $36-million acquisition, completed with a combination of cash and stock, will be immediately accretive to NV5’s earnings.

“With its experienced, successful management team and its offices in North Carolina, South Carolina, and Georgia, CALYX will position NV5 as a leading firm offering transportation and infrastructure services in the Southeast, one of the most rapidly growing regions of the US,” commented Dickerson Wright, Chairman and CEO of NV5. “CALYX’s longstanding relationships with state departments of transportation will complement NV5’s current infrastructure services in the Northeast, Florida and the West.”

Jill Wells Heath, President and CEO of CALYX, added: “This is a wonderful step forward for CALYX. We will provide NV5 a strong and successful presence in the Southeast, and NV5 will provide us the opportunity to build upon our service offerings, project opportunities, technology, and talent. I’m so excited for all of our employees and our clients who will benefit from the opportunities and resources that NV5 provides.

About CALYX

CALYX was founded in 1993 and is a full-service engineering and environmental firm, which provides roadway and structure design, transportation planning, water resources, construction services, utility services, building structure design, land development, traffic services, cultural resources, surveying, and environmental services. CALYX is headquartered in Cary, NC and maintains offices in Charlotte, NC; Atlanta and Columbus, GA; and Rock Hill, SC. CALYX serves both public and private clients, including state departments of transportation, municipalities, developers, higher education, and healthcare systems.

About NV5

NV5 Global, Inc. (NASDAQ: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure engineering and support services, energy, program management, and environmental solutions. The Company operates out of more than 100 locations nationwide and abroad in Macau, Hong Kong, and the UAE. For additional information, please visit the Company’s website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this news release. Such factors include: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the “Risk Factors” set forth in the Company’s most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Contact

NV5 Global, Inc.

Jenna Carrick

Investor Relations Manager

Tel: +1-916-641-9124

Email: ir@nv5.com